Exhibit D4V6

AMENDMENT NO. 5

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 5 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of June 6, 2017, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and VALIC Company II, a Delaware statutory trust (the “Trust”), have entered into an Investment Advisory Agreement dated as of January 1, 2002 (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated January 1, 2002, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the investment series of the Trust, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, the parties hereby agree as follows:

1. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Margaret W. Adams
Name: Margaret W. Adams
Title: Senior Managing Director

SCHEDULE A

Effective June 6, 2017

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion as follows:

Covered Fund	Fee

Mid Cap Value Fund	0.500% on the first $100 million 0.475% on the next $150 million 0.450% on the next $250 million 0.425% on the next $250 million 0.40% thereafter

High Yield Bond Fund	0.40% on the first $100 million 0.35% on the next $150 million 0.30% thereafter

Mid Cap Growth Fund	0.45% on first $100 million 0.40% on the next $100 million 0.35% thereafter